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Memory Pharmaceuticals Presents Positive Preclinical Data for MEM 68626 at ICAD 2008

MONTVALE, N.J., July 30, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today presented preclinical data for MEM 68626, its lead 5-HT6 antagonist drug candidate, at the 2008 Alzheimer’s Association International Conference on Alzheimer’s Disease (ICAD) in Chicago. The results demonstrate that MEM 68626 is effective in models of cognition that are considered predictive of efficacy in Alzheimer’s disease and mild cognitive impairment (MCI). In addition, the data suggests the potential for once-daily oral dosing with a favorable safety and toxicology profile.

“We are extremely pleased with the data emerging from our proprietary 5-HT6 antagonist program. MEM 68626 produces a robust effect in key models of cognition with a favorable safety and pharmacokinetic profile, providing a strong rationale for clinical development in a cognition indication,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “We look forward to advancing this program into the clinic by year-end.”

The results were presented in a poster titled “Characterization of serotonin 5-HT6 receptor antagonists as putative drugs for age-related mild cognitive impairment and Alzheimer’s disease.” The data included the following:

-	MEM 68626 significantly enhanced object recognition in young rats, demonstrating improvements in both acquisition and consolidation memory processes in a model of episodic memory.
-	In a model of spatial reference memory, MEM 68626 restored cognitive function in aged-impaired rats, and this effect was maintained with longer-term dosing.
-	The data suggests that MEM 68626 was active in the cortical and hippocampal areas of the brain, critical regions that are compromised in Alzheimer’s disease and MCI.
-	Pharmacokinetic studies of MEM 68626 demonstrated that the compound achieved plasma and brain exposure levels sufficient for once-a-day dosing.
-	Memory Pharmaceuticals also presented a poster titled “Working Memory Deficits in rTg4510 Tau Transgenic Mice,” which was selected as a “Hot Topics” presentation.

About MEM 68626

MEM 68626 is a novel, potent and selective antagonist of the 5-HT6 receptor, a validated target for the treatment of cognitive disorders. The compound has demonstrated efficacy in multiple preclinical models of cognition and obesity and has a favorable safety and toxicology profile in animal studies. MEM 68626 is the lead compound in Memory Pharmaceuticals’ 5-HT6 antagonist program.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Global Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.